EXHIBIT 15

October 26, 2005

The Board of Directors and Stockholders of

Tidewater Inc.:

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Tidewater Inc. and subsidiaries for the periods ended September 30, 2005 and 2004, as indicated in our report dated October 26, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in Registration Statements No. 333-32729, No. 333-47687, and No. 333-66054 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

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